Exhibit (a)(1)(A)

SUSSER HOLDINGS CORPORATION

OFFER TO EXCHANGE

CERTAIN OUTSTANDING STOCK OPTIONS FOR

NEW STOCK OPTIONS AND NEW SHARES OF RESTRICTED STOCK

This exchange offer and the withdrawal rights will expire at 11:59 p.m., Central Time, on June 27, 2010

(the “Expiration Date”), unless extended.

Susser Holdings Corporation, which we refer to in this document as “we,” “us,” the “Company” or “Susser,” is offering to exchange each Eligible Option with an exercise price per share at or above $13.92 held by an Eligible Optionholder for new equity grants representing a lesser number of total shares, consisting of (i) shares purchasable upon exercise of newly issued stock options (the “Exchange Options”) and (ii) in the case of non-executive officer participants only, shares of our restricted common stock (the “Exchange Stock”). The exercise price of the Exchange Options will be equal to the greater of $10.00 and the closing price of our common stock as reported on the NASDAQ Global Market (“NASDAQ”) on June 25, 2010. We refer to the combination of the Exchange Options and the Exchange Stock granted upon the tender of Eligible Options surrendered pursuant to the offer as the “Exchange Consideration.”

The Board of Directors believes that by replacing employee options that are significantly underwater with equity grants consisting of options with lower exercise prices — closer to the current market price of our common stock — and shares of restricted common stock, the Company will more effectively incentivize and facilitate retention of our eligible employees.

We will grant Exchange Options and Exchange Stock, as applicable, on the same day we cancel the Eligible Options tendered in accordance with the exchange offer (the “Grant Date”). We expect the Grant Date to be June 27, 2010.

For each non-executive officer participant, the value of the total Exchange Consideration received by such participant will be equally divided between Exchange Options and Exchange Stock. For each executive officer holding Eligible Options, all Exchange Consideration will be in the form of Exchange Options. The total number of shares represented by the Exchange Consideration received by each participant will be less than the number of shares represented by the Eligible Options. The exercise price per share of the Exchange Options will be equal to the greater of $10.00 or the closing price per share of our common stock on the NASDAQ on June 25, 2010. The number of shares represented by your Exchange Options and Exchange Stock, as applicable, will be determined using an exchange ratio designed to be accounting expense neutral so as to result in the fair value, for accounting purposes, of the Exchange Consideration at the time the Exchange Consideration is granted being approximately equal to the fair value of the Eligible Options tendered for exchange at the time immediately prior to the Eligible Options being cancelled. The exchange ratios used in the exchange offer will be calculated using the Black-Scholes option valuation model and based upon the closing price of our common stock on the NASDAQ on June 24, 2010, as well as other valuation assumptions. An employee who holds a single Eligible Option must participate, if at all, with respect to all of the shares covered by that Eligible Option. An employee who holds multiple Eligible Options (that is, options granted on more than one date) may elect to participate with respect to less than all of those Eligible Options but must participate, if at all, with respect to all of the shares covered by any particular Eligible Option.

The Exchange Options and Exchange Stock will both be completely unvested on the Grant Date, even if the surrendered options have, or by that date will have become, vested. One-half of the shares underlying each Exchange Option and one-half of the shares in each Exchange Stock grant will vest on each of September 30, 2011 and September 30, 2012, subject to the Eligible Optionholder’s continued employment (collectively, the “New Vesting Schedule”). The Exchange Options will be “nonqualified stock options” for federal income tax purposes. Except for the quantity, exercise price and vesting schedule discussed above, the Exchange Options will have substantially the same terms and conditions as the corresponding surrendered options and the Exchange Stock will have substantially the same terms as the shares of restricted stock currently outstanding under the Susser Holdings Corporation 2006 Equity Incentive Plan (the “Plan”).

See “Risks of Participating in the Offer” for a discussion of risks that you should consider before participating in this offer.

The following terms are used in this Offer to Exchange Certain Outstanding Stock Options for New Stock Options and New Shares of Restricted Stock:

Eligible Optionholder(s)

Any employee of Susser or one of our subsidiaries on the date this exchange offer commences who holds an Eligible Option and who has not submitted or received a notice of termination as of the Expiration Date. Our chief executive officer and our directors are not eligible to participate in this exchange offer. Only three executive officers hold Eligible Options and are therefore eligible to participate in this exchange offer: Mr. Bonner, Mr. Dewbre and Ms. Sullivan; provided, however, such eligible executive officers will receive only Exchange Options, and not any Exchange Stock, for any Eligible Options they surrender in this exchange offer.

Eligible Option(s)

Any Susser stock option grant that was granted under the Plan between December 26, 2005 and February 29, 2008, with exercise prices per share ranging between $13.92 and $24.22, held by an Eligible Optionholder that is outstanding as of the Expiration Date.

Exchange Option(s)

The options issued pursuant to this exchange offer that replace the Eligible Options you surrender in this exchange offer. Exchange Options will be subject to the terms of the Plan and a new stock option agreement between you and Susser.

Exchange Stock

The shares of restricted common stock issued pursuant to this exchange offer that, if eligible, replace the Eligible Options you surrender in this exchange offer. Exchange Stock will be subject to the terms of the Plan and a new restricted stock agreement between you and Susser.

Offering Period

The Offering Period for this exchange offer will commence on May 26, 2010 and expire at 11:59 p.m., Central Time, on the Expiration Date.

Expiration Date

We expect that the Expiration Date of this exchange offer will be June 27, 2010 at 11:59 p.m., Central Time. We may extend the Expiration Date at our discretion. If we extend the offer, the term “Expiration Date” will refer to the time and date at which the extended offer expires.

Cancellation Date

The date when Eligible Options tendered to Susser and accepted by us pursuant to this exchange offer will be cancelled. We expect that the Cancellation Date will be June 27, 2010. If the Expiration Date is extended, the Cancellation Date will be similarly extended.

Grant Date

We expect the Grant Date will be June 27, 2010. If the Expiration Date is extended, the Cancellation Date and the Grant Date will be similarly extended. We expect that the Cancellation Date and the Grant Date will be the same date.

Exchange Consideration and New Vesting Schedule

The number of shares of Exchange Stock and/or shares issuable upon exercise of the Exchange Options will be determined using an exchange ratio calculated such that the fair value of the Exchange Consideration, as a whole, received by each participant is approximately equal to the fair value of the participant’s surrendered options. After the market closes on June 24, 2010, the Compensation Committee of the Board of Directors (the “Compensation Committee”) will evaluate the exercise prices of the Eligible Options and the current share price of our common stock and determine the exchange ratio applicable to each Eligible Option. The Compensation Committee will set the exchange ratios with the objective of minimizing the aggregate incremental compensation cost of the exchange consideration under the provisions of FASB ASC Topic 718 “Compensation-Stock Compensation” (ASC 718). The exchange ratios will be based on the fair value of the Eligible Options calculated using a Black-Scholes option valuation model such that the fair value of the surrendered options is approximately equal to the fair value of the Exchange Consideration. The calculation of fair value using the Black-Scholes option valuation model takes into account many variables, such as the volatility of our common stock, the expected term of an option and the closing price of our common stock on the NASDAQ on June 24, 2010. Setting the exchange ratios in this manner is intended to result in the issuance of Exchange Consideration that has a fair value approximately equal to or less than the fair value of the surrendered options, thereby minimizing the additional compensation cost that we must recognize on the Exchange Consideration.

The Exchange Options and Exchange Stock will both be completely unvested on the Grant Date, even if the surrendered options have, or by that date will have become, vested. One-half of the shares underlying each Exchange Option and one-half of the shares in each Exchange Stock grant will vest on each of September 30, 2011 and September 30, 2012, subject to the Eligible Optionholder’s continued employment. The Exchange Options will be “nonqualified stock options” for federal income tax purposes. Except for the quantity, exercise price and vesting schedule discussed above, the Exchange Options will have substantially the same terms and conditions as the corresponding surrendered options and the Exchange Stock will have substantially the same terms as the shares of restricted stock currently outstanding under the Plan.

IMPORTANT

You should direct questions about this exchange offer or requests for assistance (including requests for additional copies of the exchange offer, the Election Form or other documents relating to this exchange offer) to Dee Suarez, by mail or delivery service at 7525 Ayers Street, Corpus Christi, Texas 78415, by phone at (361) 884-2463, or by e-mail at DSuarez@susser.com.

If you wish to tender your Eligible Options for exchange, you must complete and sign the accompanying Election Form and deliver it to us so that we receive it before 11:59 p.m., Central Time, on June 27, 2010 (or such later date as may apply if this exchange offer is extended) by one of the following means:

By Mail or Courier:

Susser Holdings Corporation

7525 Ayers Street

Corpus Christi, Texas 78415

Attention: Dee Suarez

Phone: (361) 884-2463

By Facsimile:

Susser Holdings Corporation

Attention: Dee Suarez

Facsimile: (361) 693-3719

By Hand:

Attention: Dee Suarez

By Email (by PDF or similar imaged document file):

dsuarez@susser.com

You do not need to return your stock option agreements for your Eligible Options to be exchanged in this exchange offer.

Neither Susser nor our Board of Directors makes any recommendation as to whether you should tender, or refrain from tendering, your Eligible Options in the exchange offer. You must make your own decision whether to tender your Eligible Options. You should consult your personal outside advisor(s) if you have questions about your financial or tax situation as it relates to this exchange offer.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of this transaction or passed upon the fairness or merits of this transaction or the accuracy or adequacy of the information contained in this exchange offer. Any representation to the contrary is a criminal offense.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THIS EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION, OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

v

SUMMARY TERM SHEET — QUESTIONS AND ANSWERS

Susser is offering to exchange each Eligible Option held by an Eligible Optionholder for the applicable Exchange Consideration. For each non-executive officer participant, the value of the total Exchange Consideration received by such participant will be equally divided between Exchange Options and Exchange Stock. For each executive officer eligible to participate, all Exchange Consideration will be in the form of Exchange Options. The following are answers to some questions you may have about this exchange offer. We encourage you to carefully read the remainder of this exchange offer and the accompanying Election Form. Where appropriate, we have included references to the relevant sections of this exchange offer where you can find a more complete description of the topics in this summary.

Q.1 Why are we making this exchange offer?

We have granted stock options to our employees consistent with the view that stock-based incentive compensation opportunities play a key role in recruiting, motivating and retaining qualified individuals. While our compensation packages generally include a number of different components, we believe equity compensation is one of the key components as it encourages our employees to work toward our success and aligns their interests with those of our shareholders by providing them with a means by which they can benefit from increasing the value of our common stock. The Eligible Options are significantly underwater in the sense that the option exercise price is significantly higher than the current market price of our common stock. For example, the $10.11 closing price of our common stock on the NASDAQ on May 24, 2010 was approximately 73% of the exercise price of options exercisable at $13.92 per share and approximately 42% of the exercise price of options exercisable at $24.22 per share. Accordingly, no Eligible Options have been exercised by our employees. We continue to believe that equity incentives are an important component of our compensation program, but that these underwater options are perceived by their holders as reducing performance and retention incentives due to the difference between their exercise prices and the current market price of our common stock. As a result, these options are not providing the value that our Board of Directors believes is necessary to our future success and growth in the value of our shares. We believe that replacing the Eligible Options of our non-executive officer employees with a combination of both Exchange Options and Exchange Stock will create a more durable incentive for continued employment: the restricted stock component, unlike options, will retain a significant portion of its economic value notwithstanding any significant future declines in the price of our common stock, while the option component will maintain strong alignment between the long-term value creation interests of our shareholders and our employees. Because our executive officers generally have the greatest individual role in Company policy-making, and consequently the greatest individual ability to make decisions positively or negatively affecting the price of our Company’s common stock, we believe that granting Exchange Options to our executive officers holding Eligible Options will create a more meaningful performance incentive than would a combination of Exchange Options and Exchange Stock. In addition to reviving the incentive potential that is inherent in our outstanding stock options, the exchange offer may provide a benefit to our shareholders in the form of a reduction of the number of shares subject to outstanding options. See “Purpose of This Exchange Offer” for more information.

Q.2 What securities are we offering to exchange?

An Eligible Option is any Susser stock option grant, whether vested or unvested, with an exercise price at or above $13.92 per share that is outstanding on the Expiration Date of the exchange offer. Outstanding option grants with exercise prices lower than $13.92 per share are not eligible to participate in this exchange offer. We are making this exchange offer upon the terms and conditions set forth in this exchange offer and in the accompanying Election Form. See “Eligible Options; Eligible Optionholders; Expiration Date of This Exchange Offer” for more information.

Q.3 Who is eligible to participate in the exchange offer?

An Eligible Optionholder is any person who:

•	is an employee of Susser or one of our subsidiaries on the date this exchange offer commences;

•	holds an Eligible Option; and

•	continues to be an employee of Susser or one of our subsidiaries, and has not submitted or received a notice of termination, on the Expiration Date of the exchange offer.

Three of our executive officers, Mr. Bonner, Mr. Dewbre and Ms. Sullivan, hold Eligible Options and are therefore eligible to participate in this exchange offer, but will receive only Exchange Options and not any Exchange Stock for any Eligible Options they surrendered in the exchange offer. Our chief executive officer and directors are not eligible to participate in this exchange offer. See “Eligible Options; Eligible Optionholders; Expiration Date of This Exchange Offer” for more information.

Q.4 Are there any differences between the Exchange Options and the Eligible Options?

Yes. We anticipate that each Exchange Option will represent the right to purchase fewer shares than the Eligible Options tendered for exchange. The number of shares represented by your Exchange Option will be determined using an exchange ratio designed to be accounting expense neutral so as to result in the fair value, for accounting purposes, of the Exchange Options at the time the Exchange Option is granted being approximately equal to (i) in the case of non-executive officers, one-half of the fair value of the Eligible Options tendered for exchange at the time immediately prior to the Eligible Options being cancelled and (ii) in the case of executive officers that hold Eligible Options, the fair value of the Eligible Options tendered for exchange at the time immediately prior to the Eligible Options being cancelled. For non-executive officers, the number of shares represented by your Exchange Stock will be determined using an exchange ratio designed to be accounting expense neutral so as to result in the fair value, for accounting purposes, of the Exchange Stock at the time the Exchange Stock is granted being approximately equal to one-half of the fair value of the Eligible Options tendered for exchange at the time immediately prior to the Eligible Options being cancelled.

In addition, the Exchange Options and Exchange Stock will both be completely unvested on the Grant Date, even if the surrendered options have, or by that date will have become, vested. One-half of the shares underlying each Exchange Option and one-half of the shares in each Exchange Stock grant will vest on each of September 30, 2011 and September 30, 2012, subject to the Eligible Optionholder’s continued employment. The Exchange Options will be “nonqualified stock options” for federal income tax purposes. Except for the quantity, exercise price and vesting schedule discussed above, the Exchange Options will have substantially the same terms and conditions as the corresponding surrendered options and the Exchange Stock will have substantially the same terms as the shares of restricted stock currently outstanding under the Plan. See “Source and Amount of Consideration; Terms of Exchange Options” for more information.

Q.5 What are the conditions of this exchange offer?

This exchange offer is subject to a number of conditions with regard to events that could occur prior to the expiration of this exchange offer and which are more fully described in “Conditions of This Exchange Offer.” If any of the events described in “Conditions of This Exchange Offer” occurs, we may terminate, extend or amend this exchange offer at any time prior to the expiration of the exchange offer.

This exchange offer is not conditioned upon a minimum number of Eligible Options being tendered or a minimum number of Eligible Optionholders participating.

Q.6 What will be the exercise price per share of the Exchange Options?

The per share exercise price under each Exchange Option will be equal to the greater of $10.00 or the NASDAQ closing price per share of our common stock on June 25, 2010. All Exchange Options will be granted on the Grant Date and all Exchange Options will have the same exercise price.

We cannot predict the exercise price per share of the Exchange Options. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your Eligible Options. See “Price Range of Our Common Stock” for information concerning historical prices of our common stock.

Q.7 When will the Exchange Options vest?

The Exchange Options will be unvested on the Grant Date. The Exchange Options will vest on the basis of the Eligible Optionholder’s continued employment with us or one of our subsidiaries according to the New Vesting Schedule described in Question 4 above.

Q.8 When will the Exchange Stock vest?

The Exchange Stock will be unvested on the Grant Date. The Exchange Stock will vest on the basis of the Eligible Optionholder’s continued employment with us or one of our subsidiaries according to the New Vesting Schedule described in Question 4 above.

Q.9 What happens to my Exchange Options if I cease to be an employee of Susser or one of its subsidiaries?

Generally, if an Eligible Optionholder ceases to be an employee of Susser or one of our subsidiaries, any Exchange Option or Exchange Stock held by such Eligible Optionholder will not continue to vest and any unvested portion of the Exchange Option or Exchange Stock will be forfeited as of the date of termination. Any vested, unexercised portion of the Exchange Option will generally be exercisable for sixty days after termination.

Accordingly, if you exchange an Eligible Option for Exchange Consideration and you cease to be an employee of Susser or one of our subsidiaries before any of the vesting dates, you will forfeit any unvested portion of your Exchange Consideration.

Nothing in this exchange offer should be construed to confer upon you the right to remain an employee of Susser or one of our subsidiaries. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ until the Grant Date or thereafter.

Q.10 Will my Exchange Options be incentive stock options or non-qualified stock options?

Each Exchange Option issued to you will be a non-qualified stock option. Each Eligible Option you surrender is also a non-qualified stock option. See “Material United States Tax Consequences” for more information about non-qualified stock options.

Q.11 How many shares will my Exchange Options be exercisable for and how many shares of Exchange Stock will I receive?

The actual number of shares underlying your Exchange Options cannot be determined at this time. We anticipate that each Exchange Option will represent the right to purchase fewer shares than each Eligible Option tendered for exchange. The actual number of shares represented by your Exchange Options will be determined using an exchange ratio designed to be accounting expense neutral so as to result in the fair value, for accounting purposes, of the Exchange Options at the time the Exchange Options are granted being approximately equal to (i) in the case of non-executive officers, one-half of the fair value of the Eligible Options tendered for exchange at the time immediately prior to the Eligible Options being cancelled and (ii) in the case of executive officers that hold Eligible Options, the fair value of the Eligible Options tendered for exchange at the time immediately prior to the Eligible Options being cancelled.

The number of shares of Exchange Stock that non-executive officer participants will receive cannot be determined at this time. For non-executive officers, the number of shares represented by your Exchange Stock will be determined using an exchange ratio designed to be accounting expense neutral so as to result in the fair value, for accounting purposes, of the Exchange Stock at the time the Exchange Stock is granted being approximately equal to the one-half of the fair value of the Eligible Options tendered for exchange at the time immediately prior to the Eligible Options being cancelled. The exchange ratios used in the exchange offer will be calculated using the Black-Scholes option valuation model and based upon the closing price of our common stock on the NASDAQ on June 24, 2010, as well as other valuation assumptions.

The Stock Option Exchange Program Employee Presentation that you received via email and this exchange offer document include hypothetical examples of the number of Exchange Options that may be granted at various assumed exercise prices. The number of Exchange Options and Exchange Stock shown are hypothetical examples only and are based on assumptions made as of the date noted on the Stock Option Exchange Program Employee Presentation and this exchange offer document, respectively. The actual number of Exchange Options and Exchange Stock granted in exchange for tendered Eligible Options will be determined based upon the closing price of our common stock on the NASDAQ on June 24, 2010, as well as other valuation assumptions. The Exchange Options and Exchange Stock granted will be rounded down to the nearest whole number on a grant-by-grant basis. Adjustments to any of the assumptions in the Black-Scholes option valuation model, such as a change in the expected volatility of our stock, used to calculate the information in this exchange offer document or the Stock Option Exchange Program Employee Presentation will result in a change to the number of Exchange Options and Exchange Stock that may be granted under this exchange offer. As a result, the number of Exchange Options and Exchange Stock set forth in this exchange offer document or the Stock Option Exchange Program Employee Presentation may not represent the actual number of Exchange Options and shares of Exchange Stock that you would receive in the exchange offer.

Q.12 When will my Exchange Options expire?

All Exchange Options will expire on the date the corresponding surrendered option would have expired. If you cease to be an employee of Susser or one of our subsidiaries, the options will expire earlier.

Q.13 Must I participate in this exchange offer?

No. Your participation is completely voluntary. If you choose not to participate, you will keep any Eligible Options, you will not receive Exchange Consideration under the exchange offer, and no changes will be made to the terms of your Eligible Options.

Q.14 How should I decide whether or not to exchange my Eligible Options for Exchange Consideration?

We are providing information to assist you in making your own informed decision. We are not making any recommendation as to whether you should or should not participate in the exchange offer. You may consult your own outside legal counsel, accountant, or financial advisor for further advice. No one from Susser is, or will be, authorized to provide you with additional information in this regard. Please also review the “Risk Factors” that appear after this Summary Term Sheet.

Q.15 Why can’t you just grant Eligible Optionholders more options?

We designed the exchange offer to avoid the potential dilution in ownership to our shareholders that would result if we granted employees additional options to supplement their underwater options. Granting more options would increase our overhang of outstanding stock options, which would not be viewed favorably by our shareholders. In addition, issuing new options without canceling any previously granted options would increase our operating expenses, as we would need to expense both the new options and the previously granted options, which would decrease our reported earnings and could negatively impact our stock price.

Q.16 How do I find out how many Eligible Options I have and what their exercise prices are?

The Election Form enclosed with this exchange offer includes a list of your Eligible Options as of the date of this exchange offer. Finally, you can at any time confirm the number of option grants that you have, their grant dates, remaining term, exercise prices, vesting schedule, and other information by contacting Dee Suarez, by mail or delivery service at 4525 Ayers Street, Corpus Christi, Texas 78415, by phone at (361) 884-2463, or by e-mail at DSuarez@susser.com.

Q.17 Can I exchange a portion of my Eligible Options?

An employee who holds a single Eligible Option must participate, if at all, with respect to all of the shares covered by that Eligible Option. An individual who holds multiple Eligible Options (that is, options granted on more than one date) may elect to participate with respect to less than all of those Eligible Options but must participate, if at all, with respect to all of the shares covered by any particular Eligible Option.

Q.18 What if I am on an authorized leave of absence on the date of this exchange offer or on the Grant Date of the Exchange Consideration?

Any Eligible Optionholders who are on an authorized leave of absence will be able to participate in this exchange offer. If you tender your Eligible Options while you are on an authorized leave of absence before the Expiration Date of this exchange offer, you will be entitled to receive Exchange Consideration on the Grant Date as long as eligibility requirements are still met.

Q.19 What if my employment with Susser ends before the Expiration Date of the exchange offer?

If you have tendered Eligible Options under this exchange offer and you cease to be an employee of Susser or one of our subsidiaries for any reason, or if you receive or submit a notice of termination, before the Expiration Date, you will no longer be eligible to participate in the exchange offer, and we will not accept your Eligible Options for cancellation. In that case, generally you may exercise your existing option grants for a limited time after your termination date to the extent they are vested, in accordance with their terms.

Nothing in this exchange offer should be construed to confer upon you the right to remain an employee of Susser or one of our subsidiaries. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ until the Grant Date or thereafter.

Q.20 If I participate in this exchange offer, when will I receive the Exchange Consideration?

We will issue new stock option agreements and new restricted stock agreements promptly following the date that tendered Eligible Options are accepted for exchange and cancelled. We expect the Grant Date to be June 27, 2010.

Q.21 Will I owe taxes if I exchange my Eligible Options in this exchange offer?

The exchange of Eligible Options for Exchange Consideration should be treated as a non-taxable exchange and no income should be recognized for U.S. federal income tax purposes upon the grant of the Exchange Consideration. However, you should consult your own tax advisor to determine the tax consequences of tendering Eligible Options pursuant to this exchange offer. See “Material United States Tax Consequences” for more information.

We advise all Eligible Optionholders who may consider exchanging their Eligible Options to meet with their own tax advisors with respect to local, state, federal, and foreign tax consequences of participating in this exchange offer.

Q.22 What happens if, after the Grant Date of the Exchange Options, my Exchange Options end up being “underwater?”

The exercise price of your Exchange Options will be equal to the greater of $10.00 or the closing price of our common stock as reported on the NASDAQ on June 25, 2010. Your Eligible Options are currently valid for ten years from the date of initial grant, and your Exchange Options will be valid for the remaining term of the corresponding surrendered option, in each case, subject to your continued employment with Susser or one of our subsidiaries. We can provide no assurance as to the possible price of our common stock at any time in the future. This exchange offer is a one-time opportunity and is not expected to be offered again in the future and, as such, we do not anticipate offering optionholders another opportunity to exchange “underwater” options for replacement options.

Q.23 What happens to Eligible Options that I choose not to tender or that are not accepted for exchange in this exchange offer?

This exchange offer will have no effect on Eligible Options if you choose not to tender them or that are not accepted for exchange in this exchange offer.

Q.24 If I tender Eligible Options in this exchange offer, am I giving up my rights to them?

Yes. When you tender your Eligible Options and we accept them for exchange, those Eligible Options will be cancelled on the Cancellation Date and you will no longer have any rights to them.

Q.25 How long do I have to decide whether to participate in this exchange offer?

This exchange offer expires at 11:59 p.m., Central Time, on June 27, 2010. No exceptions will be made to this deadline, unless we extend it. Although we do not currently intend to do so, we may, in our sole discretion, extend the Expiration Date of this exchange offer at any time. If we extend this exchange offer, we will publicly announce the extension and the new Expiration Date no later than 6:00 a.m., Central Time, on the next business day after the last previously scheduled or announced Expiration Date. See “Extension of Exchange Offer; Termination; Amendment” for more information.

Q.26 How do I tender my Eligible Options for exchange?

If you are an Eligible Optionholder on the date that you choose to tender your Eligible Options, you may tender your Eligible Options at any time before this exchange offer closes at 11:59 p.m., Central Time, on June 27, 2010, referred to herein as the Expiration Date.

To validly tender your Eligible Options, you must deliver a properly completed and signed Election Form and any other documents required by the Election Form to the attention of Dee Suarez, by hand, by facsimile to (361) 693-3719, by regular or overnight mail to Susser Holdings Corporation, Attention: Dee Suarez, 4525 Ayers Street, Corpus Christi, Texas 78415, or by e-mail at dsuarez@susser.com.

Your Eligible Options will not be considered tendered until we receive a properly completed and signed Election Form. We must receive your properly completed and signed Election Form before the Expiration Date. If you miss this deadline, you will not be permitted to participate in this exchange offer. You do not need to return your stock option agreements relating to any tendered Eligible Options, as they will be automatically cancelled if we accept your Eligible Options for exchange.

We will only accept delivery of the signed Election Form by hand, by facsimile, by regular or overnight mail, or by e-mail. The method of delivery is at your own option and risk. You are responsible for making sure that the Election Form is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form on time.

Subject to our rights to extend, amend, withdraw, and terminate this exchange offer, we expect to accept all properly tendered Eligible Options no later than the Expiration Date. We reserve the right to reject any or all tenders of Eligible Options that we determine in our sole discretion are not in appropriate form or would be unlawful to accept. See “Procedures for Tendering Eligible Options” for more information.

Q.27 When and how can I withdraw previously tendered Eligible Options?

You may withdraw your tendered Eligible Options at any time before the Expiration Date. If we extend the exchange offer beyond that time, you may withdraw your tendered Eligible Options at any time until the extended expiration of the exchange offer. To withdraw tendered Eligible Options, you must deliver to us a properly completed and signed Notice of Withdrawal with the required information while you still have the right to withdraw the tendered Eligible Options.

If you elect to withdraw your tendered Eligible Options, you must reject this exchange offer with respect to all your Eligible Options.

The Notice of Withdrawal may be delivered by any of the means indicated for a valid tender as indicated in Question 26 above. The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to us. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time. If you miss this deadline, but remain an Eligible Optionholder, any previously tendered Eligible Options will be cancelled and exchanged pursuant to this exchange offer.

Once you have withdrawn Eligible Options, you may re-tender Eligible Options only by again following the procedures described for validly tendering Eligible Options in this exchange offer as discussed in Question 26 above. See “Withdrawal Rights” for more information.

Q.28 How will I know whether you have received my Election Form or my Notice of Withdrawal?

We will send you an e-mail or other form of communication, as appropriate, to confirm receipt of your Election Form or Notice of Withdrawal shortly after we receive it. However, it is your responsibility to ensure that we receive your Election Form or Notice of Withdrawal, as applicable, prior to the Expiration Date.

Q.29 What will happen if I do not return my Election Form by the deadline?

If we do not receive your Election Form by the deadline, then all Eligible Options held by you will remain outstanding at their original exercise price and subject to their original terms. If you prefer not to tender your Eligible Options for exchange in this exchange offer, you do not need to do anything.

Q.30 What if I have any questions regarding this exchange offer or I need additional copies of this exchange offer or any documents attached hereto or referred to herein?

You should direct questions about this exchange offer (including requests for additional copies of this exchange offer or other exchange offer documents) to Dee Suarez at:

Susser Holdings Corporation

Attention: Dee Suarez

4525 Ayers Street

Corpus Christi, Texas 78415

Telephone: (361) 884-2463

Facsimile: (361) 693-3719

DSuarez@susser.com

RISK FACTORS

Participation in this exchange offer involves a number of potential risks and uncertainties, including those described below. You should consider, among other things, these risks and uncertainties before deciding whether or not to request that we exchange your Eligible Options in the manner described in this exchange offer.

Risks Related to This Exchange Offer

You will receive Exchange Options and shares of Exchange Stock covering fewer shares than the Eligible Options that you tender for exchange under this exchange offer.

We have designed the exchange offer to make the issuance of the Exchange Consideration accounting expense neutral to us, which means that the number of shares represented by Exchange Consideration will be determined using an exchange ratio designed to be accounting expense neutral so as to result in the fair value, for accounting purposes, of the Exchange Consideration being approximately equal to the fair value of the Eligible Options tendered for exchange at the time the Exchange Option and Exchange Stock, if applicable, are granted. As a result, we anticipate that the total number of shares represented by the Exchange Consideration received by you will be less than the number of shares represented by the Eligible Options tendered for exchange.

The exchange ratios used to determine the actual number of shares that you will have the right to purchase under the Exchange Options and the shares of Restricted Stock you will receive, if applicable, will be based upon the closing price of our common stock as reported on the NASDAQ on June 24, 2010, as well as various valuation assumptions under the Black-Scholes pricing model, and thus you will not know the actual number of shares that you will have the right to purchase under the Exchange Options and the shares of Exchange Stock you will receive until the day prior to the Expiration Date.

Your Exchange Options may be “out-of-the-money” on the Grant Date.

Although the intent of this exchange offer is to provide a way for Eligible Optionholders to exchange their out-of-the-money Eligible Options for Exchange Options that are closer to our current trading price, your Exchange Options may be out-of-the-money on the Grant Date because the exercise price of the Exchange Options will be set at $10.00 if the closing price of our common stock on the NASDAQ on June 25, 2010 is less than $10.00.

If you exchange Eligible Options for Exchange Consideration and you cease to be an employee of Susser or one of our subsidiaries before the Exchange Consideration fully vests, you will forfeit any unvested portion of your Exchange Consideration.

If you elect to participate in this exchange offer, the Exchange Consideration will vest according to the New Vesting Schedule as long as the Optionholder continues to be an employee of Susser or one of our subsidiaries. Generally, if you cease to be an employee of Susser or one of our subsidiaries, your Exchange Consideration will cease to vest and any unvested portion will be cancelled as of the date you ceased to be an employee. Accordingly, if you exchange Eligible Options for Exchange Consideration and you cease to be an employee of Susser or one of our subsidiaries before the Exchange Consideration fully vests, you will forfeit any unvested portion of your Exchange Consideration.

Nothing in this exchange offer should be construed to confer upon you the right to remain an employee of Susser or one of our subsidiaries. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ until the Grant Date or thereafter.

If you are subject to foreign tax laws, even if you are a resident of the United States, there may be tax and social insurance consequences for participating in this exchange offer.

If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be other tax and social insurance consequences that may apply to you. You should be certain to consult your own tax advisors to discuss these consequences.

If the market price of our common stock increases after the date you tender your Eligible Options for exchange, the Exchange Consideration that you receive in exchange for them might be worth less than the Eligible Options.

Because you will receive Exchange Options and Exchange Stock, if applicable, covering fewer shares than the Eligible Options surrendered, it is possible that, at some point in the future, your Eligible Options would have been economically more valuable than the Exchange Consideration issued pursuant to this exchange offer. For example, assume, for illustrative purposes only, that you exchange Eligible Options for 1,000 shares with an exercise price of $24.22, that you receive Exchange Options covering 224 shares with an exercise price of $10.00 per share and 93 shares of Exchange Stock, and three years after the Grant Date the price of our common stock increases to $40.00 per share. Under this example, if you had kept your Eligible Options and sold all 1,000 shares at $40.00 per share, you would have realized a pre-tax gain of $15,780, but, if you exchanged your Eligible Options and sold the 224 shares subject to the Exchange Options and the 93 shares of Exchange Stock, you would have only realized a pre-tax gain of $10,440.

Risks Related to Our Business and Common Stock

You should carefully review the risk factors contained in our Annual Report on Form 10-K for the year ended January 3, 2010, the other information provided in this exchange offer, and the other materials that we have filed with the Securities and Exchange Commission (the “SEC”), before deciding whether to tender your Eligible Options. We will provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See “Additional Information” for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

THIS EXCHANGE OFFER

Eligible Options; Eligible Optionholders; Expiration Date of This Exchange Offer

Subject to the terms and conditions of this exchange offer, we are making an offer to Eligible Optionholders to exchange their Eligible Options that are properly tendered in accordance with “Procedures for Tendering Eligible Options” and not validly withdrawn pursuant to “Withdrawal Rights” before the Expiration Date of this exchange offer for new equity grants representing a lesser number of total shares, consisting of (i) shares purchasable upon exercise of Exchange Options and (ii) in the case of non-executive officer participants only, shares of Exchange Stock. For each non-executive officer participant, the value of the total Exchange Consideration received by such participant will be equally divided between Exchange Options and Exchange Stock. For each executive officer that holds Eligible Options, all Exchange Consideration will be in the form of Exchange Options.

Eligible Optionholder(s)

Any employee of Susser or one of our subsidiaries on the date this exchange offer commences who holds an Eligible Option, continues to be an employee of Susser or one of our subsidiaries, and who has not submitted or received a notice of termination, as of the Expiration Date. Only three of our executive officers, Mr. Bonner, Mr. Dewbre and Ms. Sullivan, hold Eligible Options. Our chief executive officer and directors are not eligible to participate in this exchange offer.

Eligible Option(s)

Any Susser stock option grant, whether vested or unvested that was granted under the Plan between December 26, 2005 and February 29, 2008, with exercise prices per share ranging between $13.92 and $24.22, held by an Eligible Optionholder that is outstanding as of the Expiration Date.

Exchange Option(s)

The options issued pursuant to this exchange offer that replace the Eligible Options you surrender in this exchange offer. Exchange Options will be subject to the terms of the Plan and a new option agreement between you and Susser.

Exchange Stock

The shares of restricted common stock issued pursuant to this exchange offer that, if eligible, replace the Eligible Options you surrender in this exchange offer. Exchange Stock will be subject to the terms of the Plan and a new restricted stock agreement between you and Susser.

Offering Period

The Offering Period for this exchange offer will commence on May 26, 2010 and expire at 11:59 p.m., Central Time, on the Expiration Date.

Expiration Date

We expect that the Expiration Date of this exchange offer will be June 27, 2010 at 11:59 p.m., Central Time. We may extend the Expiration Date at our discretion. If we extend the offer, the term “Expiration Date” will refer to the time and date at which the extended offer expires.

Cancellation Date

The date when Eligible Options tendered to Susser and accepted by us pursuant to this exchange offer will be cancelled. We expect that the Cancellation Date will be June 27, 2010. If the Expiration Date is extended, the Cancellation Date will be similarly extended.

Grant Date

We expect the Grant Date will be June 27, 2010. If the Expiration Date is extended, the Cancellation Date and the Grant Date will be similarly extended. We expect that the Cancellation Date and the Grant Date will be the same date.

Exchange Consideration and New Vesting Schedule

The number of shares of Exchange Stock and/or shares issuable upon exercise of the Exchange Options will be determined using an exchange ratio calculated such that the fair value of the Exchange Consideration, as a whole, received by each participant is approximately equal to the fair value of the participant’s surrendered options. After the market closes on June 24, 2010, the Compensation Committee will evaluate the exercise prices of the Eligible Options and the current share price of our common stock and determine the exchange ratio applicable to each Eligible Option. The Compensation Committee will set the exchange ratios with the objective of minimizing the aggregate incremental compensation cost of the exchange consideration under the provisions of FASB ASC Topic 718 “Compensation-Stock Compensation” (ASC 718). The exchange ratios will be based on the fair value of the Eligible Options calculated using a Black-Scholes option valuation model such that the fair value of the surrendered options is approximately equal to the fair value of the Exchange Consideration. The calculation of fair value using the Black-Scholes option valuation model takes into account many variables, such as the volatility of our common stock, the expected term of an option and the closing price of our common stock on the NASDAQ on June 24, 2010. Setting the exchange ratios in this manner is intended to result in the issuance of Exchange Consideration that has a fair value approximately equal to or less than the fair value of the surrendered options, thereby minimizing the additional compensation cost that we must recognize on the Exchange Consideration.

The Exchange Options and Exchange Stock will both be completely unvested on the Grant Date, even if the surrendered options have, or by that date will have become, vested. One-half of the shares underlying each Exchange Option and one-half of the shares in each Exchange Stock grant will vest on each of September 30, 2011 and September 30, 2012, subject to the Eligible Optionholder’s continued employment. The Exchange Options will be “nonqualified stock options” for federal income tax purposes. Except for the quantity, exercise price and vesting schedule discussed above, the Exchange Options will have substantially the same terms and conditions as the corresponding surrendered options and the Exchange Stock will have substantially the same terms as the shares of restricted stock currently outstanding under the Plan.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS EXCHANGE OFFER AND CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE.

NOTHING IN THIS EXCHANGE OFFER SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF SUSSER OR ONE OF OUR SUBSIDIARIES. THE TERMS OF YOUR EMPLOYMENT WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY UNTIL THE GRANT DATE OR THEREAFTER.

IF YOU EXCHANGE ELIGIBLE OPTIONS FOR EXCHANGE CONSIDERATION AND YOU CEASE TO BE AN EMPLOYEE OF SUSSER OR ONE OF OUR SUBSIDIARIES BEFORE THE EXCHANGE CONSIDERATION IS FULLY VESTED, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR EXCHANGE CONSIDERATION.

Purpose of This Exchange Offer

We have granted stock options to our employees consistent with the view that stock-based incentive compensation opportunities play a key role in recruiting, motivating and retaining qualified individuals. While our compensation packages generally include a number of different components, we believe equity compensation is one of the key components as it encourages our employees to work toward our success and aligns their interests with those of our shareholders by providing them with a means by which they can benefit from increasing the value of our common stock.

The Eligible Options are significantly underwater in the sense that the option exercise price is significantly higher than the current market price of our common stock. For example, the $10.11 closing price of our common stock on the NASDAQ on May 24, 2010 was approximately 73% of the exercise price of options exercisable at $13.92 per share and approximately 42% of the exercise price of options exercisable at $24.22 per share. Accordingly, no Eligible Options have been exercised by our employees. We continue to believe that equity incentives are an important component of our compensation program, but that these underwater options are perceived by their holders as reducing performance and retention incentives due to the difference between their exercise prices and the current market price of our common stock. As a result, these options are not providing the value that our Board of Directors believes is necessary to our future success and growth in the value of our shares.

We believe that replacing the Eligible Options of our non-executive officer employees with a combination of both Exchange Options and Exchange Stock will create a more durable incentive for continued employment: the restricted stock component, unlike options, will retain a significant portion of its economic value notwithstanding any significant future declines in the price of our common stock, while the option component will maintain strong alignment between the long-term value creation interests of our shareholders and our employees. Because our executive officers generally have the greatest individual role in Company policy-making, and consequently the greatest individual ability to make decisions positively or negatively affecting the price of our Company’s common stock, we believe that granting Exchange Options to our executive officers that hold Eligible Options will create a more meaningful performance incentive than would a combination of Exchange Options and Exchange Stock.

In addition to reviving the incentive potential that is inherent in our outstanding stock options, the exchange offer may provide a benefit to our shareholders in the form of a reduction of the number of shares subject to outstanding options.

For example, we estimate the number of shares issuable upon exercise of outstanding stock options would be reduced by approximately 457,493 shares, assuming, among other things, full participation in the exchange offer, the exchange ratio share price is $10.75 and the exchange option exercise price is $10.75. The actual reduction in our current option overhang as a result of the exchange offer could vary significantly and is dependent upon a number of factors, including the actual level of participation in the exchange offer and the exchange ratios set by the Company based on the closing price of a share of our common stock on June 24, 2010.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS EXCHANGE OFFER AND CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE.

Procedures For Tendering Eligible Options

If you are an Eligible Optionholder, you may tender your Eligible Options at any time before the Expiration Date. If we extend this exchange offer beyond that time, you may tender your Eligible Options at any time until the extended Expiration Date.

An employee who holds a single Eligible Option grant must participate, if at all, with respect to all of the shares covered by that Eligible Option. An employee who holds multiple Eligible Options (that is, options granted on more than one date) may elect to participate with respect to less than all of those Eligible Options but must participate, if at all, with respect to all of the shares covered by any particular Eligible Option.

Proper Tender of Eligible Options. To validly tender your Eligible Options pursuant to this exchange offer you must remain an Eligible Optionholder and must not have received nor have given a notice of termination prior to the Expiration Date. You must deliver a properly completed and signed Election Form and any other documents required to be included with the Election Form to Dee Suarez, by hand, by facsimile to (361) 693-3719, by regular or overnight mail to Susser Holdings Corporation, Attention: Dee Suarez, 4525 Ayers Street, Corpus Christi, Texas 78415, or by e-mail at dsuarez@susser.com. Except as described in the following sentence, the Election Form must be signed by the Eligible Optionholder who tendered the Eligible Option. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be provided along with the Election Form. You do not need to return your stock option agreements relating to any tendered Eligible Options. They will be automatically cancelled if we accept your Eligible Options for exchange.

Your Eligible Options will not be considered tendered until we receive the properly completed and signed Election Form. We must receive your properly completed and signed Election Form by the Expiration Date. If you miss this deadline, you will not be permitted to participate in this exchange offer. We will only accept delivery of the signed Election Form by hand, facsimile, regular or overnight mail, or e-mail. The method of delivery is at your own choice and risk. You are responsible for making sure the Election Form is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form on time.

Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will, in our sole discretion, determine the number of shares subject to Eligible Options and all questions as to form of documents and the validity, form, eligibility, time of receipt, and acceptance of any tender of Eligible Options. Neither Susser nor any other person is obligated to give notice of any defects or irregularities in tenders. No tender of Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Optionholder or waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. Subject to Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we reserve the right, in our sole discretion, to waive any of the conditions of this exchange offer, any defect or irregularity in any tender with respect to any particular Eligible Options or any particular Eligible Optionholder.

This is a one-time offer. We will strictly enforce this offer period, subject only to any extension of the Expiration Date of the exchange offer that we may grant in our sole discretion.

Our Acceptance Constitutes an Agreement. Your tender of Eligible Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this exchange offer and will be controlling, absolute, and final, subject to your withdrawal rights under “Withdrawal Rights” and our acceptance of your tendered Eligible Options in accordance with “Acceptance of Eligible Options for Exchange; Issuance of Exchange Options and Exchange Stock.” Our acceptance for exchange of Eligible Options tendered by you pursuant to this exchange offer will constitute a binding agreement between Susser and you upon the terms and subject to the conditions of this exchange offer.

We expect to accept and cancel, promptly following the Expiration Date of the exchange offer, all properly tendered Eligible Options that have not been validly withdrawn, subject to our rights to extend, amend, withdraw, and terminate this exchange offer in accordance with “Conditions of This Exchange Offer.” You will be required to enter into a non-qualified stock option award agreement governing the terms of each new Exchange Option issued to you and, if applicable, a restricted stock award agreement governing the terms of each new share of Exchange Stock issued to you.

Withdrawal Rights

If you elect to accept this exchange offer as to your Eligible Options and later change your mind, you may withdraw your tendered options, and reject this exchange offer, by following the procedure described in this section.

You may withdraw your tendered options at any time before the Expiration Date. If we extend this exchange offer beyond that time, you may withdraw your tendered options at any time until the extended Expiration Date. We intend to accept and cancel properly tendered options promptly after the scheduled Expiration Date.

If you elect to withdraw your tendered Eligible Options, you must reject this exchange offer with respect to all your Eligible Options.

To validly withdraw tendered Eligible Options, you must deliver to us (using one of the same delivery forms set forth in “Procedures For Tendering Eligible Options”) a properly completed and signed Notice of Withdrawal while you still have the right to withdraw the tendered options. We have filed a form of the Notice of Withdrawal as an exhibit to the Tender Offer Statement on Schedule TO (the “Schedule TO”) with the SEC.

Your tendered Eligible Options will not be considered withdrawn until we receive your Notice of Withdrawal. If you miss the withdrawal deadline but remain an Eligible Optionholder of Susser or one of our subsidiaries, your previously tendered Eligible Options will be cancelled and exchanged pursuant to this exchange offer. The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to the person indicated in “Procedures For Tendering Eligible Options” above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time.

Except as described in the following sentence, the Notice of Withdrawal must be signed by the Eligible Optionholder who tendered the Eligible Options to be withdrawn. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be provided along with the Notice of Withdrawal.

You may not rescind any withdrawal, and your withdrawn Eligible Options will thereafter be deemed not properly tendered for purposes of this exchange offer, unless you properly re-tender all Eligible Options before the Expiration Date by following the procedures described in “Procedures For Tendering Eligible Options” of this exchange offer.

Neither we, nor any other person, is obligated to give notice of any defects or irregularities in any Notice of Withdrawal, nor will anyone incur any liability for failing to give notice of any defects or irregularities. We, in our sole discretion, will determine all questions as to the form and validity, including time of receipt, of Notices of Withdrawal. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determinations of these matters will be final and binding.

Acceptance of Eligible Options For Exchange; Issuance of Exchange Options and Exchange Stock

We expect to accept for exchange all Eligible Options properly tendered and not validly withdrawn promptly after the scheduled Expiration Date as provided for in “Eligible Options; Eligible Optionholders; Expiration Date of This Exchange Offer,” and upon the terms and conditions of this exchange offer.

Once we have accepted Eligible Options tendered by you, the Eligible Options you tendered will be cancelled and you will no longer have any rights under the tendered Eligible Options. We will issue non-qualified stock option award agreements for the Exchange Options and, if applicable, restricted stock award agreements for the shares of Exchange Stock promptly after we accept tendered Eligible Options, assuming you are still employed by Susser or one of our subsidiaries on the Grant Date. If this exchange offer is extended, then the Grant Date will also be extended.

If you have tendered your Eligible Options under this exchange offer and your employment terminates for any reason, or if you receive or submit a notice of termination, before the exchange offer expires, you will no longer be eligible to participate in the exchange offer and we will not accept your Eligible Options for cancellation. In that case, generally you may exercise your existing options for a limited time after your termination date to the extent they are vested and in accordance with their terms.

Conditions of This Exchange Offer

Notwithstanding any other provision of this exchange offer, we will not be required to accept any Eligible Options tendered for exchange, and we may terminate or amend this exchange offer, in each case subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date hereof and prior to the Expiration Date of the exchange offer, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

(a)	there shall have been threatened in writing or instituted any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal, before any court, authority, agency or tribunal that challenges the making of the exchange offer, the cancellation of some or all of the Eligible Options tendered for exchange, the issuance of Exchange Options or Exchange Stock or otherwise relates in any manner to the exchange offer or that, in our reasonable judgment, could materially affect our business, financial condition, assets, income, operations, prospects or stock ownership;

(b)	there shall have been threatened in writing, instituted or taken, any action, or any approval, exemption or consent shall have been withheld, or any statute, rule, regulation, judgment, order or injunction shall have been proposed, sought, promulgated, enacted, entered, amended, interpreted, enforced or deemed to be applicable to the exchange offer or us, by or from any court or any regulatory or administrative authority, agency or tribunal that, in our reasonable judgment, would directly or indirectly:

(i)	make it illegal for us to accept some or all of the tendered Eligible Options for exchange, or to issue some or all of the Exchange Options and Exchange Stock, or otherwise restrict or prohibit consummation of this exchange offer or otherwise relate in any manner to this exchange offer;

(ii)	delay or restrict our ability, or render us unable, to accept the tendered Eligible Options for exchange or to grant Exchange Options and Exchange Stock for some or all of the tendered Eligible Options; or

(iii)	impair the contemplated benefits of the exchange offer to us;

(c)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or automated quotation system or in the over-the-counter market;

(d)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

(e)	the commencement or escalation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the exchange offer;

(f)	a tender or exchange offer (other than this exchange offer) with respect to some or all of our capital stock, or a merger or acquisition proposal for us, shall have been proposed, announced or publicly disclosed or we shall have learned that:

(i)	any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act has acquired more than 5% of our outstanding common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer,

(ii)	any such person, entity or group which had publicly disclosed such ownership prior to such date has acquired additional common stock constituting more than 1% of our outstanding shares, or

(iii)	any new group has been formed that beneficially owns more than 5% of our outstanding common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the offer or with such acceptance for exchange of Eligible Options;

(g)	any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of this offer (as described in “Status of Eligible Options Acquired by Us in This Exchange Offer; Accounting Consequences of This Exchange Offer”);

(h)	a material loss or interference with our business or properties from fire, explosion, earthquake, flood or other casualty, whether or not covered by insurance, or from any labor dispute;

(i)	a substantial decline or increase in our stock price or significant volatility in the market price of our stock resulting from any number of factors, including fluctuations in our operating results, announcements of technological innovations or new products, the announcement, commencement, developments in proprietary rights, or general market conditions, that would result in the exchange offer no longer having the intended compensatory purpose;

(j)	any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the exchange offer; or

(k)	any other change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us.

The conditions to this exchange offer are for our benefit. We may assert them prior to the Expiration Date of the exchange offer regardless of the circumstances giving rise to them (other than circumstances caused by our action or inaction). We may waive the conditions, in whole or in part, at any time and from time to time prior to the Expiration Date of the exchange offer, whether or not we waive any other condition to this exchange offer. Subject to any order or decision by a court or arbitrator of competent jurisdiction, any determination we make concerning the events described above will be final and binding upon all persons.

Price Range of Our Common Stock

The Eligible Options give Eligible Optionholders the right to acquire shares of our common stock. None of the Eligible Options are traded on any trading market. Our common stock is listed on the NASDAQ under the symbol “SUSS.”

The following table sets forth on a per share basis the high and low sales price for our common stock on the NASDAQ, as applicable, during the periods indicated.

	High	Low
2010
First quarter	$9.13	$8.32
Second quarter (through May 24, 2010)	$11.03	$8.60

2009
First quarter	$14.68	$8.65
Second quarter	$14.52	$10.94
Third quarter	$13.01	$10.44
Fourth quarter	$13.26	$8.29

2008
First quarter	$27.98	$18.48
Second quarter	$19.06	$10.11
Third quarter	$19.03	$8.05
Fourth quarter	$17.36	$10.12

On May 24, 2010, the closing price of our common stock as reported on the NASDAQ was $10.11. The approximate number of shareholders of record of our common stock on that date was 75, although we believe that the number of beneficial owners of our common stock is substantially greater. We recommend that you obtain current market quotations for our common stock, among other factors, before deciding whether or not to tender your Eligible Options.

Source and Amount of Consideration; Terms of Exchange Options and Exchange Stock

Consideration. The Eligible Options were issued under our Plan. Subject to, and conditioned upon, the terms of this exchange offer, we will also issue each Exchange Option and share of Exchange Stock under the Plan. As of May 24, 2010, there were outstanding Eligible Options, held by 53 Eligible Optionholders, to purchase an aggregate of 901,596 shares of our common stock with a weighted average exercise price of $18.61 per share.

The maximum number of shares subject to Exchange Options and the maximum number of shares of Exchange Stock that may be issued under this exchange offer depends upon the NASDAQ closing price on June 24, 2010. Based on our analysis, assuming all Eligible Options were tendered in the exchange offer, the exchange ratio share price is $10.75 and the Exchange Option exercise price is $10.75, a maximum number of approximately 364,836 shares underlying Exchange Options and approximately 79,267 shares of Exchange Stock would be granted.

Terms of Exchange Options and Exchange Stock. The total number of shares represented by the Exchange Consideration received by each participant will be less than the number of shares represented by the Eligible Options. The exercise price per share of the Exchange Options will be equal to the greater of $10.00 or the closing price per share of our common stock on the NASDAQ on June 25, 2010. The number of shares represented by your Exchange Consideration will be determined using an exchange ratio designed to be accounting expense neutral so as to result in the fair value, for accounting purposes, of the Exchange Consideration at the time the Exchange Consideration is granted being approximately equal to the fair value of the Eligible Options tendered for exchange at the time immediately prior to the Eligible Options being cancelled. The exchange ratios used in the exchange offer will be calculated using the Black-Scholes option valuation model and based upon the closing price of our common stock on the NASDAQ on June 24, 2010, as well as other valuation assumptions.

The Exchange Options and Exchange Stock will both be completely unvested on the Grant Date, even if the surrendered options have, or by that date will have become, vested. One-half of the shares underlying each Exchange Option and one-half of the shares in each Exchange Stock grant will vest on each of September 30, 2011 and September 30, 2012, subject to the Eligible Optionholder’s continued employment.

The Exchange Options will be “nonqualified stock options” for federal income tax purposes. Except for the quantity, exercise price and New Vesting Schedule, the Exchange Options will have substantially the same terms and conditions as the corresponding surrendered options and the Exchange Stock will have substantially the same terms as the shares of restricted stock currently outstanding under the Plan.

NOTHING IN THIS EXCHANGE OFFER SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF SUSSER OR ONE OF OUR SUBSIDIARIES. THE TERMS OF YOUR EMPLOYMENT WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY UNTIL THE GRANT DATE OR THEREAFTER.

IF YOU EXCHANGE ELIGIBLE OPTIONS FOR EXCHANGE CONSIDERATION AND YOU CEASE TO BE AN EMPLOYEE OF SUSSER OR ONE OF OUR SUBSIDIARIES BEFORE THE EXCHANGE CONSIDERATION IS FULLY VESTED, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR EXCHANGE CONSIDERATION.

Information Concerning Us; Financial Information

General

We are the largest non-refining operator in Texas of convenience stores based on store count and we believe we are the largest non-refining motor fuel distributor by gallons in Texas. Our operations include retail convenience stores and wholesale motor fuel distribution. We believe our unique retail/wholesale business model, scale, foodservice and merchandising offerings, combined with our highly productive new store model and selected acquisition opportunities, position us for long-term growth in sales and profitability.

Our retail segment operates approximately 520 convenience stores in Texas, New Mexico and Oklahoma, under the Stripes and Town & Country brands. Our convenience stores offer a varied selection of food, beverage, snacks, grocery and non-food items intended to appeal to the convenience needs of our customers. We also offer fresh food under our proprietary in-store restaurant brands, Laredo Taco Company and Country Cookin’, which generate higher margins than most other products and drive the sale of high margin complementary items, such as hot and cold beverages and snacks. These proprietary restaurant operations feature in-store kitchens preparing breakfast, lunch and dinner offerings targeted to the local population in the markets we serve. Additionally, we own and operate ATM, pay telephone and proprietary money order systems in most of our stores and also provide other services such as lottery, prepaid telephone cards and wireless services and car washes.

As a wholesale distributor of motor fuel, we purchase branded and unbranded motor fuel from refiners and distribute it to our retail convenience stores, contracted independent operators of convenience stores, unbranded convenience stores and other end users. We believe we are among the largest distributors of Valero and Chevron branded motor fuel in the United States, and we also distribute CITGO, Conoco, Phillips 66, Shamrock, Exxon, Shell and Texaco branded motor fuel. We receive a fixed fee per gallon on approximately 80% of our third-party wholesale gallons sold, which reduces the overall variability of our financial results. We believe our wholesale business complements our retail business by enabling us to leverage combined motor fuel purchases on more attractive terms.

Financial Information

We have presented below our selected consolidated financial data. The following selected consolidated financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended January 3, 2010, and our Quarterly Report on Form 10-Q for the quarter ended April 4, 2010, which are incorporated herein by reference. The selected consolidated statements of operations data for the years ended January 3, 2010 and December 28, 2008 and the selected consolidated balance sheet data as of January 3, 2010 and December 28, 2008 are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the year ended January 3, 2010. The selected consolidated statements of operations data for the three months ended April 4, 2010 and March 29, 2009 and the selected consolidated balance sheet data as of April 4, 2010 are derived from our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the three months ended April 4, 2010.

	Fiscal Year Ended		Three Months Ended
	January 3, 2010	December 28, 2008	April 4, 2010	March 29, 2009
			(unaudited)
	(in thousands, except ratio and per share data)
Consolidated Statements of Operations Data:
Revenues	$3,307,308	$4,240,645	$938,125	$680,808
Gross profit	427,379	437,410	97,621	97,261
Operating income	42,070	65,899	1,692	8,541
Net income (loss) attributable to Susser Holdings Corporation	2,068	16,477	(4,985)	(931)
Net income (loss) per share attributable to Susser Holdings Corporation:
Basic	$0.12	$0.98	(0.29)	(0.05)
Diluted	$0.12	$0.97	(0.29)	(0.05)

	As of		As of
	January 3, 2010	December 28, 2008	April 4, 2010	March 29, 2009
			(unaudited)
		(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$17,976	$8,284	$20,199	$14,380
Total assets	873,018	824,356	874,243	834,244
Total liabilities	662,600	619,378	668,356	629,696
Total shareholders’ equity	210,418	204,978	205,887	204,548

Ratio of Earnings to Fixed Charges. Our ratio of earnings to fixed charges for the fiscal years ended January 3, 2010 and December 28, 2008 were 1.07 and 1.53, respectively. Earnings for the three months ended April 4, 2010 and March 29, 2009 were inadequate to cover fixed charges. The deficiency for these periods was $8.0 million and $1.0 million, respectively.

Book Value per Share. Our book value per share as of our most recent balance sheet, dated April 4, 2010 was $12.12.

Access to Additional Information. For more information about us, please refer to our Annual Report on Form 10-K for the year ended January 3, 2010 and our other filings made with the SEC. We recommend that you review materials that we have filed with the SEC before making a decision on whether or not to tender your Eligible Options. We will also provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See “Additional Information” below for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities

As of May 24, 2010, our three executive officers that hold Eligible Options and are therefore eligible to participate in the exchange offer, Mr. Bonner, Mr. Dewbre and Ms. Sullivan, as a group hold outstanding Eligible Options to purchase an aggregate of 286,593 shares of our common stock, which represented approximately 21.6% of the shares of common stock subject to all options outstanding under the Plan as of that date, with a weighted average exercise price of $17.31. Our chief executive officer and directors are not eligible to participate in this exchange offer and do not hold Eligible Options.

Because participation in the exchange offer is voluntary, the actual amounts that will be received by a participant or groups of participants are not currently determinable. The following table shows the number of shares subject to Eligible Options held by executive officers and by other Eligible Optionholders as of May 24, 2010 and the number of shares subject to Exchange Options and the shares of Exchange Stock that they may receive, assuming, for purposes of illustration only, that each Eligible Optionholder chooses to participate in the program (and exchanges all of his or her Eligible Options).

The address of each of the persons set forth below is c/o Susser Holdings Corporation, 4525 Ayers Street, Corpus Christi, Texas 78415.

Name	Title	Maximum Number of Shares Underlying Eligible Options	Weighted Average Exercise Price	Weighted Average Remaining Life (in years)
E.V. Bonner, Jr.	Executive Vice President, Secretary and General Counsel	95,531	$17.31	5.81
Rocky Dewbre	Executive Vice President and Present/Chief Operating Officer — Wholesale	95,531	$17.31	5.81
Mary Sullivan	Executive Vice President, Chief Financial Officer and Treasurer	95,531	$17.31	5.81
Employees as a group (excluding executive officers)		615,003	$19.21	6.67

The number of shares of common stock that holders of a surrendered Eligible Option will (i) be entitled to purchase pursuant to an Exchange Option and (ii) (non-executive officer participants only) receive in the form of Exchange Stock, will be determined by multiplying the number of shares the Eligible Option holder would have been entitled to purchase pursuant to the surrendered Eligible Options by the applicable exchange ratio(s) as determined by the Compensation Committee based on the closing price of our common stock on the NASDAQ on June 24, 2010. Although the exchange ratios cannot be determined now, set forth below under three assumed exchange ratio share prices, are illustrations of the amount(s) of Exchange Options and Exchange stock that would be issued, as a percentage of shares covered by the surrendered Eligible Options, for each of the six exercise price tiers for the Eligible Options, based on the valuation methodology outlined above:

Non-executive officer participants

	Ratios if exchange ratio share price is $8.75(1)		Ratios if exchange ratio share price is $10.75(2)		Ratios if exchange ratio share price is $12.75(2)
Exercise Price of Surrendered Option	Exchange Options	Exchange Stock	Exchange Options	Exchange Stock	Exchange Options	Exchange Stock
$13.92	32.27%	11.55%	36.17%	14.47%	42.84%	20.33%
$16.36	31.02%	12.52%	35.06%	15.49%	37.26%	18.09%
$16.50 (Group A)(4)	28.76%	11.15%	31.97%	13.77%	37.36%	19.12%
$16.50 (Group B)(4)	27.40%	10.12%	32.05%	13.12%	40.43%	21.21%
$23.58	22.07%	9.03%	25.37%	11.35%	30.04%	15.95%
$24.22	22.38%	9.26%	25.52%	11.54%	30.16%	16.19%

(1)	The exchange ratios in this column assume a $10.00 per share Exchange Option exercise price.
(2)	The exchange ratios in this column assume an Exchange Option exercise price per share equal to the exchange ratio share price of $10.75.
(3)	The exchange ratios in this column assume an Exchange Option exercise price per share equal to the exchange ratio share price of $12.75.
(4)	In connection with our initial public offering, we made two separate grants of options at our offering price of $16.50. Option Group A reflects new grants that were made as of our October 18, 2006 initial public offering date. Option Group B reflects grants that were made upon conversion of existing options in our predecessor company, which were granted with vesting and termination provisions identical to the original option grants.

Executive officer participants

	Ratios if exchange ratio share price is $8.75(1)	Ratios if exchange ratio share price is $10.75(2)	Ratios if exchange ratio share price is $12.75(3)
Exercise Price of Surrendered Option	Exchange Options	Exchange Options	Exchange Options
$16.50 (B group)(4)	54.80%	63.64%	80.86%
$24.22	44.75%	51.03%	60.32%

(1)	The exchange ratios in this column assume a $10.00 per share Exchange Option exercise price.
(2)	The exchange ratios in this column assume an Exchange Option exercise price per share equal to the exchange ratio share price of $10.75.
(3)	The exchange ratios in this column assume an Exchange Option exercise price per share equal to the exchange ratio share price of $12.75.
(4)	In connection with our initial public offering, we made two separate grants of options at our offering price of $16.50. Option Group A reflects new grants that were made as of our October 18, 2006 initial public offering date. Option Group B reflects grants that were made upon conversion of existing options in our predecessor company, which were granted with vesting and termination provisions identical to the original option grants.

Except as otherwise described in this exchange offer or in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended January 3, 2010, and other than outstanding stock options and other stock awards granted from time to time to our executive officers and directors under our equity incentive plans, neither we nor, to our knowledge, any of our executive officers or directors, is a party to any agreement, arrangement or understanding with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

During the sixty days prior to and including May 24, 2010, we granted options exercisable for an aggregate of 22,500 shares to employees. None of these options were Eligible Options.

Except as noted above, to the best of our knowledge, none of our executive officers or directors, nor any employees of ours, were awarded or exercised, or engaged in any transactions involving, options to purchase our common stock issued under our Plan during the past 60 days before and including May 24, 2010.

Status of Eligible Options Acquired by Us in This Exchange Offer; Accounting Consequences of This Exchange Offer

The difference between the number of shares underlying the Eligible Options accepted for exchange pursuant to this exchange offer and the number of shares underlying the Exchange Options and the shares of Exchange Stock granted in exchange will be cancelled on the Cancellation Date and will be eligible to be reissued under our Plan. Any shares underlying Eligible Options that are not exchanged in connection with the exchange offer will be unaffected and remain exercisable according to their existing terms.

We have adopted the provisions of ASC 718, regarding accounting for share-based payments. Under ASC 718, we will recognize the incremental compensation cost of the Exchange Options and the Exchange Stock. The incremental compensation cost will be measured as the excess, if any, of the fair value of the Exchange Consideration over the fair value of the surrendered options. The fair value of the Exchange Consideration will be measured as of the date the Exchange Consideration is granted and the fair value of the surrendered options will be measured immediately prior to their cancellation. This incremental compensation cost will be recognized in compensation expense ratably over the vesting period of the Exchange Consideration. However, because the exchange ratios will be calculated to result in the fair value of the Exchange Consideration being approximately equal to the fair value of the surrendered options, we do not expect to recognize any significant incremental compensation expense for financial reporting purposes as a result of the exchange offer, with the exception of approximately $0.3 million related to a pre-IPO grant for which compensation expense was not previously required to be recognized under ASC 718.

Since these factors cannot be predicted with any certainty at this time and will not be known until the Expiration Date, we cannot predict the exact amount of the charge that would result from the exchange offer.

Legal Matters; Regulatory Approvals

We are not aware of any material pending or threatened legal actions or proceedings relating to the exchange offer. We are not aware of any margin requirements or anti-trust laws applicable to this exchange offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of Eligible Options and issuance of Exchange Options and Exchange Stock as contemplated by this exchange offer or of any approval or other action by any government or governmental, administrative, or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our Exchange Options and Exchange Stock as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will use commercially reasonable efforts to seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this exchange offer to accept tendered Eligible Options for exchange and to issue Exchange Options and Exchange Stock for tendered Eligible Options would be subject to obtaining any such governmental approval.

Material United States Tax Consequences

Material United States Tax Consequences. The following is a discussion of the material United States federal income tax consequences of the exchange of Eligible Options and the grant of Exchange Options and Exchange Stock, if applicable, pursuant to the exchange offer. This discussion is based on the U.S. Internal Revenue Code, its legislative history, U.S. Treasury Department regulations, and administrative and judicial interpretations as of the date of this exchange offer, all of which may change, possibly on a retroactive basis. This discussion does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all Eligible Optionholders. If you are a citizen or resident of, or are otherwise subject to the tax laws of, another country, or change your residence or citizenship during the term of this exchange offer, the information contained in this discussion may not be applicable to you.

We believe that if you exchange your Eligible Options for Exchange Options and Exchange Stock, you will not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange or when the Exchange Options and Exchange Stock are granted. Notwithstanding the foregoing, you may elect to recognize income with respect to the Exchange Stock on the date of the grant by filing an election under Section 83(b) of the Code. We advise all Eligible Optionholders to meet with their own tax advisors about the possibility of filing such an election under Section 83(b) of the Code.

Nonqualified Stock Options. Exchange Options will be issued as non-qualified options under U.S. tax laws. As such, there will be no federal income tax consequences to the Eligible Optionholder or Susser upon the grant of the nonqualified stock option. When the Eligible Optionholder exercises a nonqualified option, however, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the stock received upon exercise of the option at the time of exercise over the exercise price. Susser will be allowed a corresponding federal income tax deduction. Any gain that the Eligible Optionholder realizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held.

Code Section 409A. If an equity award is subject to Section 409A of the Code, and if the requirements of Section 409A are not met, the award may be subject to the imposition of additional taxes and penalties. Stock options, including the Exchange Options, granted under the Plan, are equity awards designed to be exempt from Code Section 409A. However, if the Exchange Options are determined not to be exempt, they may be subject to such early taxation and penalties.

Exchange Stock. With respect to Exchange Stock, any ordinary income recognized as of each vesting date (or, in the case of an election under Section 83(b) of the Code, on the date of the grant) will be subject to income tax withholding by Susser. Susser will be allowed a corresponding federal income tax deduction. Upon disposition of the stock, the participant will recognize a capital gain or loss (which will be long- or short-term depending upon whether the stock was held for more than one year from the vesting date or, in the case of an election under Section 83(b) of the Code, the date of the grant) equal to the difference between the selling price and any amount recognized as ordinary income.

Tax Withholding. Susser has the right to deduct or withhold, or require a participant to remit to us, an amount sufficient to satisfy local, state, and federal taxes (including employment taxes) required by law to be withheld with respect to any exercise, lapse of restriction, or other taxable event arising as a result of the Plan.

WE ADVISE ALL ELIGIBLE OPTIONHOLDERS WHO MAY CONSIDER EXCHANGING THEIR ELIGIBLE OPTIONS TO MEET WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE LOCAL, STATE, FEDERAL, AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THIS EXCHANGE OFFER.

Extension of Exchange Offer; Termination; Amendment

We may, from time to time, extend the period of time during which the exchange offer is open and delay accepting any Eligible Options tendered to us by disseminating notice of the extension to Eligible Optionholders by public announcement, oral or written notice, or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act. If the exchange offer is extended or amended, we will provide appropriate notice of the extension or amendment, as applicable, and the new Expiration Date, if any, no later than 6:00 a.m. Central Time on the next business day following the previously scheduled Expiration Date. For purposes of this exchange offer, a “business day” means any day other than a Saturday, Sunday, or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight Central Time.

We expressly reserve the right, in our reasonable judgment, prior to the Expiration Date, to extend, amend, withdraw, or terminate the exchange offer in any respect and for any reason as described in “Conditions of This Exchange Offer” by disseminating notice of the extension, amendment, withdrawal, or termination to Eligible Optionholders by public announcement, oral or written notice, or otherwise as permitted by applicable law and will be filed with the SEC as an amendment to the Schedule TO.

In the event that the SEC requires us to materially modify the terms of the exchange offer, it is possible that we will need to alter the terms of the exchange offer to comply with comments from the SEC. If so, we may also need to alter the expected timeline of the exchange offer, including the date on which the exchange ratio is set, the Expiration Date, the Cancellation Date and the Grant Date.

If we materially change the terms of this exchange offer or the information concerning this exchange offer, or if we waive a material condition of this exchange offer, we will extend the exchange offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period during which a tender or exchange offer must remain open following material changes in the terms of or information concerning an exchange offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

In addition, if we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action and keep the exchange offer open for at least 10 business days after the date of such notification:

•	we increase or decrease the amount of consideration offered for the Eligible Options; or

•	we increase or decrease the number of Eligible Options that may be tendered in the exchange offer.

Fees and Expenses

We will not pay any fees or commissions to any broker, dealer, or other person for soliciting tenders of Eligible Options pursuant to this exchange offer. You will be responsible for any expenses incurred by you in connection with your election to participate in this exchange offer, including, but not limited to, mail, fax, and telephone expenses, as well as any expenses associated with any tax, legal, or other advisor consulted or retained by you in connection with this exchange offer.

Additional Information

With respect to this exchange offer, we have filed with the SEC a Tender Offer Statement on Schedule TO, as it may be amended, of which this exchange offer is a part. This exchange offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC (other than information in a report on Form 8-K that is “furnished” and not “filed” pursuant to Form 8-K, and, except as may be noted in any such Form 8-K, exhibits filed on such form that are related to such information) before making a decision on whether or not to tender your Eligible Options:

(a)	our Annual Report on Form 10-K for the fiscal year ended January 3, 2010;

(b)	our definitive proxy statement for our 2010 annual meeting of shareholders, filed with the SEC on April 20, 2010;

(c)	our Quarterly Report on Form 10-Q for the quarter ended April 4, 2010; and

(d)	the description of our common stock, which is registered under Section 12(b) of the Exchange Act, in our registration statement on Form S-1, filed with the SEC on May 12, 2006, including any amendments or reports filed for the purpose of updating such description.

These filings may be examined, and copies may be obtained, at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at www.sec.gov . We also make available on or through our website, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish it to the SEC. Our website address is www.susser.com. Information contained on our website is not part of this exchange offer.

We will also provide without charge to each person to whom we deliver a copy of this exchange offer, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed, between the hours of 8:00 a.m. and 11:59 p.m. Central Time, to:

Susser Holdings Corporation

Attention: Shareholder Relations

4525 Ayers Street

Corpus Christi, Texas 78415

Telephone: (361) 884-2463

Facsimile: (361) 693-3719

DSuarez@susser.com

The information about us contained in this exchange offer should be read together with the information contained in the documents to which we have referred you.

Miscellaneous

We are not aware of any jurisdiction where the making of this exchange offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this exchange offer is not in compliance with applicable law, we will make a commercially reasonable good faith effort to comply with such law. If, after such commercially reasonable good faith effort, we cannot comply with such law, this exchange offer will not be made to, nor will tenders be accepted from or on behalf of, Eligible Optionholders residing in such jurisdiction.

This exchange offer and our SEC reports referred to above include forward-looking statements. These forward-looking statements involve risks and uncertainties, including those described in our Annual Report on Form 10-K for the fiscal year ended January 3, 2010, that could cause actual results to differ materially from those expressed in the forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. While we believe our plans, intentions and expectations reflected in these forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved.

WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 3, 2010 BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THIS EXCHANGE OFFER.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THIS EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU.

WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Susser Holdings Corporation

May 26, 2010